Valiant Trust Company	Suite 310 - 606 4th Street SW
A Subsidiary of Canadian Western Bank	Calgary, Alberta T2P 1T1
Phone 403 233-2801 Fax 403 233-2857

VIA SEDAR

December 8, 2005

Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Securities Commission
Manitoba Securities Commission
Ontario Securities Commission
Autorité des Marches Financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Prince Edward Island Securities Commission
Newfoundland Securities Commission
Nunavut Registrar Securities
Yukon Registrar of Securities
Northwest Territories Registrar of Securities

Dear Sirs,

Re: Harvest Energy Trust
       A Joint Special Meeting of Unitholders and Exchangeable Shareholders

We are pleased to advise you of the details of the upcoming meeting of the securityholders of Harvest Energy

Trust and Harvest Operations Corp.:

Issuer:	Harvest Energy Trust and Harvest Operations Corp.
Meeting Type:	Special Meeting
CUSIP / ISIN - Trust Units:	41752X101 / CA41752X1015
CUSIP / ISIN - Exchangeable Shares:	41754W200 / CA41754W2004
Meeting Date:	February 2, 2006
Record Date of Notice:	December 30, 2005
Record Date of Voting:	December 30, 2005
Beneficial Ownership Determination Date:	December 30, 2005
Class of Securities Entitled to Receive Notice:	Trust Units & Exchangeable Shares
Class of Securities Entitled to Vote:	Trust Units & Exchangeable Shares
Place:	Calgary, Alberta

We are filing this information in compliance with the Canadian Securities Administrators' National Instrument 54 - 101 regarding Shareholder Communication, in our capacity as the agent for Harvest Energy Trust and Harvest Operations Corp.

Yours truly,

''Signed"

Concepcion Jalbuena
Manager, Income Trusts

cc:      Harvest Energy Trust/Harvest Operations Corp.
Attn:  David Rain